                                                             EXHIBIT 10.71

[CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]

                                 AGREEMENT

   THIS AGREEMENT made effective as of the 21st day of December, 1988 by and among F. Hoffmann-La Roche Ltd., a corporation of Switzerland having offices at Grenzacherstrasse 124, CH-4002 Basle, Switzerland (hereafter "Roche"), Cetus Corporation, a Delaware corporation having offices at 1400 - 53rd Street, Emeryville, CA 94608 (hereafter "Cetus"), and EuroCetus International, N.V., a Netherlands Antilles Corporation having offices at Schottegatweg-Oost 130, Curacao, Netherlands Antilles (hereafter "ECI"). Cetus and ECI may be collectively referred to herein as the "Cetus Parties", and the term "Party" as used herein shall mean either Roche or the Cetus Parties, as the context indicates.

                             W I T N E S S E T H:

   WHEREAS Roche has for many years been active in the field of producing and clinically testing interleukin-2, in particular utilizing recombinant DNA methods to provide an interleukin-2 molecule having an amino acid sequence thought to be the same as native human interleukin-2 except for an optional N-terminal methionine which may or may not be present in the recombinant compound;

   WHEREAS Cetus has for many years been active in the field of producing and clinically testing interleukin-2, in particular utilizing recombinant DNA methods to provide an interleukin-2 analog molecule in which the cysteine residue corresponding to amino acid 125 of the native molecule has been replaced;

   WHEREAS both Roche and the Cetus Parties own or control patent rights which each believes would render the manufacture, use or sale of recombinant human interleukin-2 by the other Party an act of infringement;

   WHEREAS, ECI, a corporation all of whose stock is owned indirectly by Cetus, has the right to grant licenses to certain Cetus patent rights for the ECI Territory, as defined herein;

   WHEREAS it is understood and represented that to the extent that either party's patent rights licensed hereunder are derived by license from a third party, that such license expressly grants the right to grant sublicenses to the other party to this Agreement;

   WHEREAS both Roche and the Cetus Parties have recognized that each other's respective patent position is of a nature which, in the absence of licenses from the respective patent holder, could create a negative impact on potential competition between Roche and the Cetus Parties and could block any commercial activities of the parties with their respective recombinant interleukin-2 products and therefore would be to the substantial detriment of the parties and the patients needing treatment with the respective recombinant interleukin-2 products;

   WHEREAS apart from anything else which is provided for in this Agreement, Roche and the Cetus Parties intend to further develop and commercially market their respective recombinant interleukin-2 products fully independently from each other;

   WHEREAS it is understood that, as of the effective date of this Agreement, Hoffmann-La Roche Inc. and Cetus are entering into an agreement corresponding to this Agreement but covering the territory of the United States of America;

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereafter set forth, the parties hereto mutually agree as follows:

                         ARTICLE I - DEFINITIONS

As used herein

   1. The term "Affiliate" means any corporation or other business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, Roche, Cetus or ECI, as the case may be, or as may be specifically included herein by written agreement of the parties. For this purpose "control" means ownership directly or indirectly of at least fifty percent (50%) of the equity capital having the right to vote for election of directors in the case of a corporation and at least fifty percent (50%) of the beneficial interests in the case of a business entity other than a corporation.

   2. The term "Cetus IL-2" means interleukin-2 analog molecules in which, among other possible modifications, the cysteine residue corresponding to amino acid 125 of the native human molecule has been replaced.

   3. The term "Cetus Patent Rights" means those patents and patent applications relating to human recombinant interleukin-2 owned or controlled by Cetus or an Affiliate of Cetus or which Cetus or an Affiliate of Cetus has a right to sublicense, in each case as of the date of this Agreement, including, without limitation, those patent rights set forth in Attachment 1, which attachment is made a part hereof, and shall further include all divisions, extensions, renewals, reexamination certificates, continuations and continuations-in-part thereof and all patents and reissues issuing therefrom; provided, however, that Cetus PEG Patent Rights shall not be included in Cetus Patent Rights, and provided further that rights under the Mertelsmann patent rights licensed to Cetus by Sloan Kettering Center for Cancer Research are not included in Cetus Patent Rights and are not licensed hereunder.

    4. The term "Cetus PEG Patent Rights" means those patents and patent applications directed to the conjugation of interleukin-2 to a water soluble polymer selected from polyethylene glycol homopolymers or polyoxyethylated polyols, which are owned or controlled by Cetus or an Affiliate of Cetus or which Cetus or an Affiliate of Cetus has a right to sublicense, in each case as of the date of this Agreement, including, without limitation, those patent rights set forth in Attachment 2, which attachment is made a part hereof, and shall further include all divisions, extensions, renewals, reexamination certificates, continuations and continuations-in-part thereof and all patents and reissues issuing therefrom.

   5. The term "ECI Territory" means the countries set forth in Schedule A of this Agreement.

   6. The term "Licensed Cetus IL-2 Product" means any product (including hybrids, conjugates and formulations) containing, by molecular combination or admixture, Cetus IL-2 as the only interleukin-2 ingredient (including without limitation any such product containing Cetus IL-2 conjugated to a water soluble polymer selected from polyethylene glycol homopolymers or polyoxyethylated polyols), the manufacture, use or sale of which, in the absence of the licenses granted herein, would infringe one or more Valid Claims of any issued patent included within the Roche Patent Rights.

   7. The term "Licensed Roche IL-2 Product" means any product (including hybrids, conjugates and formulations) containing, by molecular combination or admixture, Roche IL-2 as the only interleukin-2 ingredient, the manufacture, use or sale of which, in the absence of the licenses granted herein, would infringe one or more Valid Claims of any issued patent included within the Cetus Patent Rights; provided that the term "Licensed Roche IL-2 Product" shall not include any Licensed Roche PEG IL-2 Product.

   8. The term "Licensed Roche PEG IL-2 Product" means any product (including hybrids, conjugates and formulations) containing, by molecular combination or admixture, Roche IL-2 as the only interleukin-2 ingredient, the manufacture, use or sale of which, in the absence of the licenses granted herein, would infringe one or more Valid Claims of any issued patent included within the Cetus PEG Patent Rights, including without limitation any such product containing Roche IL-2 conjugated to a water soluble polymer selected from polyethylene glycol homopolymers or polyoxyethylated polyols.

   9. The term "Net Sales" means the gross invoice price of the sales by Roche and its Affiliates or by Cetus or ECI and their Affiliates, as the case may be, less deductions for returns (including withdrawals and recalls), sales rebates (price reductions and chargebacks), volume (quantity) discounts (to the extent not reflected in the invoice price), sales taxes and other taxes linked to the sales. All other expenses such as customs duties, transportation costs, cash payment discounts, insurance, bad debts, agent commissions and other direct expenses shall be considered by an additional lump deduction of 8% (eight percent) of the gross invoice price.

   10. The term "Non-ECI Territory" means all parts of the Territory except for those countries included in the ECI Territory.

   11. The term "Patent Rights" shall mean some or all of the Cetus Patent Rights, the Cetus PEG Patent Rights and the Roche Patent Rights, as the context indicates.

   12. The term "Roche IL-2" means an interleukin-2 molecule having the same amino acid sequence and structure as native human interleukin-2 except for an optional N-terminal methionine which may or may not be present in the recombinantly produced compound.

   13. The term "Roche Patent Rights" means those patents and patent applications relating to human recombinant interleukin-2 owned or controlled by Roche or an Affiliate of Roche or which Roche or an Affiliate of Roche has a right to sublicense, in each case as of the date of this Agreement, including, without limitation, those patent rights set forth in Attachment 3, which attachment is made a part hereof, and shall further include all divisions, extensions, renewals, reexamination certificates, continuations and continuations-in-part thereof and all patents and reissues issuing therefrom.

   14. The term "Territory" means the entire world except for the United States of America (including its territories and possessions and the Commonwealth of Puerto Rico), such exception being coterminous with the definition now present in 35 U.S.C. 100(c) and, for the purposes of this Agreement, that definition as it may be amended by new legislation.

   15. The term "Valid Claim" means a claim of an issued patent under a party's respective Patent Rights which has not been held invalid or unenforceable by a governmental agency or court of competent jurisdiction from which no appeal has been or may be taken.

                           ARTICLE II - LICENSE GRANTS

   1. Roche hereby grants to Cetus and its Affiliates under the Roche Patent Rights a nonexclusive, nontransferable license and sublicense within the Non-ECI Territory, with no right to grant sublicenses to others, to make, have made or use Licensed Cetus IL-2 Product, or to sell only Licensed Cetus IL-2 Product through their own employees or through one selected distributor in each country of the Non-ECI Territory.

   2. Roche hereby grants to ECI and its Affiliates under the Roche Patent Rights a nonexclusive, nontransferable license and sublicense within the ECI Territory, with no right to grant sublicenses to others, to make, have made or use Licensed Cetus IL-2 Product, or to sell only Licensed Cetus IL-2 Product through their own employees or through one selected distributor in each country of the ECI Territory.

   3. Cetus hereby grants to Roche and its Affiliates under the Cetus Patent Rights and Cetus PEG Patent Rights a nonexclusive, nontransferable license and sublicense within the Non-ECI Territory, with no right to grant sublicenses to others, to make, have made, use or sell only Licensed Roche IL-2 Product and Licensed Roche PEG IL-2 Product.

   4. ECI hereby grants to Roche and its Affiliates under the Cetus Patent Rights and Cetus PEG Patent Rights a nonexclusive, nontransferable license and sublicense within the ECI Territory, with no right to grant sublicenses to others, to make, have made, use or sell only Licensed Roche IL-2 Product and Licensed Roche PEG IL-2 Product.

   5. Roche and Cetus agree to keep each other currently advised in writing of any substantial changes in the status of their respective Patent Rights in the Territory including but not limited to notice of the issuance of patents on pending patent applications included therein, and notice of allowances and reissues.

   6. Notwithstanding anything contained herein to the contrary, it is expressly agreed that the licenses and sublicenses granted in paragraphs 1, 2, 3 and 4 above shall not extend to patent rights specifically directed to products containing IL-2 linked to functional moieties.

   7. The licenses granted herein to each party are expressly limited to the Patent Rights, and no licenses are granted herein either expressly or by implication or otherwise to any other rights, including but not limited to other patent rights, knowhow, clinical data, trademarks or tradenames. No royalties shall be payable hereunder except under circumstances that would, in the absence of the licenses granted hereunder, constitute an infringement of any Valid Claim under the applicable Patent Rights.

   8. Each party disclaims any express or implied warranty as to the validity of any Patent Rights licensed by such party under this Agreement, or that the licensed party in practicing such Patent Rights for the purposes of this Agreement will be free from infringement of any third party proprietary rights.

   9. The Patent Rights licensed hereunder include patent rights which are licensed or sublicensed from third parties and which are in turn sublicensed under this Agreement. Each party warrants and agrees that with respect to each patent right which is sublicensed by such party to the other, (i) the license underlying such sublicense is or shall be when it is created in full force and effect, (ii) such underlying license shall continue in effect until the expiration of the patent rights licensed thereunder, and (iii) the licensee shall maintain such license in full force and effect through to its expiration. Without in any way limiting the generality of the foregoing, Roche represents and warrants that it has the right under its license from [Confidential Treatment Requested] Company to sublicense to Cetus and ECI rights under the Taniguchi patents in all countries of the Territory except Japan, South Korea, Taiwan and the People's Republic of China, and that the license from [Confidential Treatment Requested] is terminable by [Confidential Treatment Requested] only based upon a breach of its terms or conditions. Roche acknowledges that its sublicense under the License agreement dated August 21, 1986 between Cetus and Research Corporation (the "Research Corp. Agreement") is subject to the terms of such License Agreement (including its termination provisions), a copy of which has been provided to Roche.

   10. The parties understand that [Confidential Treatment Requested] corporation ([Confidential Treatment Requested]) has filed patent applications in the United States, Japan and other countries which purport to claim certain subject matter that is similar to subject matter claimed in certain Patent Rights of the parties. Notwithstanding anything to the contrary contained in this Agreement, if either Party determines that it is advisable to obtain a license under such patent rights of [Confidential Treatment Requested], and obtains such a license on a basis that would exclude the other Party from also obtaining such a license, then such Party shall sublicense to the other Party the right to practice under such [Confidential Treatment Requested] patent rights on the same terms as apply to the Party licensing such rights from [Confidential Treatment Requested].

   11. Nothing set forth above is intended to restrict Cetus or ECI from designating a related party to sell Licensed Cetus IL-2 Product on its behalf or from engaging in ordinary commercial activities with respect to advertising, marketing and selling its products on its own behalf, including but not limited to contracting with third parties for advertising, sales training or telemarketing services.

                ARTICLE III - ROYALTIES AND REPORTS

    1.  Roche shall pay royalties to Cetus on Net Sales of Licensed
Roche PEG IL-2 Product at the rate of [Confidential Treatment Requested] of such Net Sales. In addition, Roche agrees to pay Cetus [Confidential Treatment Requested] of any royalty amounts which are payable by Cetus to Research Corporation pursuant to the Research Corp. Agreement with respect to Net Sales of Licensed Roche PEG IL-2 Product; provided, however, that Roche's maximum additional royalty rate under this sentence shall be [Confidential Treatment Requested] of Net Sales. Cetus will certify to Roche in writing the applicable royalty rate for Licensed Roche PEG IL-2 Product Net Sales under the Research Corp. Agreement prior to Roche's first commercial sales of Licensed Roche PEG IL-

2 Product and at any future time during the term of the Agreement that there is a change in such applicable royalty rate.

    2.  The license to Roche with respect to Licensed Roche IL-2
Product, but not Licensed Roche PEG IL-2 Product, is [Confidential Treatment Requested] and Roche shall be under no obligation to account to Cetus in respect of the Cetus Patent Rights licensed hereunder for any commercial activity with respect to such Licensed Roche IL-2
Product.

    3. Cetus and ECI shall pay Roche a royalty on Net Sales of Licensed Cetus IL-2 Product in their respective territories at a rate determined as follows:

        a) [Confidential Treatment Requested] on the first [Confidential Treatment Requested] million of annual worldwide Net Sales;

        b) [Confidential Treatment Requested] on annual worldwide Net Sales between [Confidential Treatment Requested] million and [Confidential Treatment Requested] million;

        c) [Confidential Treatment Requested] on annual worldwide Net Sales of [Confidential Treatment Requested] million and above.

For purposes of this provision only, Cetus and ECI shall aggregate their Net Sales of Licensed Cetus IL-2 Product worldwide (applying the currency conversion methods then in effect for Cetus' internal reporting purposes) in order to determine the effective royalty rate but Cetus and ECI will account to Roche based on multiplying such effective royalty rates by the Net Sales within their respective territories. Annual Net Sales shall be determined for purposes of this paragraph 3 based on Cetus' fiscal year, beginning with the fiscal year commencing July 1, 1989.

    4. No royalty shall be payable by Roche or by Cetus or ECI respectively, at the time of sales to their respective

Affiliates, or between their respective Affiliates or related parties. In such event, the royalty shall be computed by the party in question and royalty paid upon the Net Sales of the Affiliates or related parties upon the resale by such Affiliates or related parties to a non-affiliated party. If law or regulation require a party paying a royalty to withhold income taxes owed by the other party on account of such royalties, such taxes will be deducted by the seller on a country-by-country basis from such remittable royalty and will be paid by the seller to the proper taxing authority, with proof of payment secured and sent to the party receiving the royalty as evidence of such payment. The parties will reasonably assist each other in avoiding double taxation problems.

    5. Each Party agrees to provide semi-annual reports to the other Party within sixty (60) days of the end of each calendar half year, such reports stating the description and gross invoice amount for sales of the Licensed Cetus IL-2 Product, or Licensed Roche PEG IL-2 Product, as the case may be, sold by that Party and its Affiliates hereunder and showing the deductions made in accordance with the computation of Net Sales. The first report by each party shall cover the period beginning on the date of the first commercial sales for which rights are granted and shall end on the last day of the calendar half-year in question.

Roche maintains "Central Swiss Francs Sales Statistics" ("CSFSS") for all countries of the Territory whereby the amount of sales in foreign currencies is converted monthly into Swiss Francs at the average rate of exchange for the said month. Such CSFSS shall be used as the basis of Net Sales by Roche and its Affiliates. Should Roche's present system change in the future, the parties shall then discuss and agree upon any other reasonable mode for conversion of foreign sales by Roche.

Cetus and ECI maintain dollar sales statistics for all countries of the Territory, whereby the amount of sales in foreign currencies is converted monthly into United States Dollars at the average rate of exchange for the said month. Such dollar sales statistics shall be used as the basis of Net Sales by Cetus, ECI and their Affiliates. Should Cetus' and ECI's system change in the future, the parties shall then discuss and agree upon any other reasonable mode for conversion of foreign sales by Cetus and ECI.

    6. All royalties due hereunder shall be paid by each Party simultaneously with the submission of the semi-annual reports in Paragraph 5 above. In the event of termination or expiration of this Agreement, each Party shall submit to the other Party a final report within sixty (60) days after termination or expiration and all royalties due through the effective date of such termination or expiration shall be paid with the submission of such final report. Royalties shall be due on any sales of Licensed Cetus IL-2 Product and Licensed Roche PEG IL-2 Product respectively prior to the date of termination or expiration and on sales within one year thereafter of any material in inventory on the date of termination or expiration.

    7. All payments from Roche under this Agreement will be made to ECI in Swiss francs at the following address:

        EuroCetus International, N.V.
        Paasheuvelweg 30
        1105 BJ
        Amsterdam Southeast
        The Netherlands
        Attention: Director of Finance

   All payments from Cetus and ECI under this Agreement shall be made to Roche in Swiss francs at the address shown in Paragraph 10 of Article IV, or such other address as Roche may designate. The total amount in United States dollars which is determined under Cetus' and ECI's dollar sales statistics described in paragraph 5 of Article III will be converted into Swiss francs for payment to Roche in the following manner: At

9:00 a.m. New York time on the last business day of each month during the calendar half-year reporting period, the U.S. dollar/Swiss franc exchange rate prevailing in the foreign exchange market (middle rate) as reported by Reuters Information Service will be identified and verified by both parties. These six (6) exchange rates will be averaged (totalled and divided by six (6)) to produce an average rate of exchange for the reporting period.

   8. Each Party agrees to keep records of commercial activities with respect to licensed product to which rights have been granted under Article II above to it and its Affiliates in sufficient detail to permit the determination of the royalties due and payable to the other Party hereunder. At the request and expense of a Party, the other Party shall permit an independent certified public accountant appointed by the first Party and reasonably acceptable to the other Party to examine abstracts of those records during ordinary business hours to the extent necessary to verify the royalties due and payable under this Agreement. Such examination shall be made no later than three (3) years after the end of the year being examined and neither Party shall be required to keep any records for a longer period of time. Results of any such examination shall be made available to each Party but the data from which such results are determined shall otherwise be maintained in confidence by such independent accountant.

   9. If, after the effective date hereof, either Party licenses any of the Patent Rights licensed by it hereunder to a third party on terms more favorable than the terms provided to the other Party hereunder, such terms shall be offered promptly to the licensed Party under this Agreement, and upon written acceptance thereof the terms of this Agreement shall be adjusted as to the license of such Patent Rights to reflect such more favorable terms. If the terms of such other license include consideration other than cash payments or royalties, the terms of this Agreement shall be adjusted, if at all, based on a reasonable appraisal of the fair market value of the entire consideration received for the other license as compared with the value of the entire consideration received for the license under this Agreement as of the date of this Agreement.

                 ARTICLE IV - MISCELLANEOUS PROVISIONS

   1. Except as provided in this paragraph, neither this Agreement nor any interest hereunder shall be assignable by either Party without the written consent of the other Party; provided, however, that either Party without obtaining the consent of the other Party may assign this Agreement along with any Patent Rights beneficially owned by it to any Affiliate or to any corporation with which it may merge or consolidate, or to which it may transfer substantially all of its assets. This Agreement shall be binding upon the successors and assigns of the parties hereto and the name of a party appearing herein shall be deemed to include the names of such party's successors and assigns to the extent necessary to carry out the intent of this Agreement, and the performance of the rights and obligations of such successors and assigns shall be deemed guaranteed by such party; but nothing herein shall be deemed to permit any assignment by either party except as expressly provided herein.

   2. Except for warranties and representations made expressly herein, the parties expressly disclaim all other warranties, express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, or noninfringement.

   3. This Agreement constitutes and contains the entire Agreement of the parties with respect to the subject matter covered hereby and supersedes any and all prior negotiations, correspondence, understandings and agreements, written or oral, between the parties respecting the subject matter hereof. If any provision of this Agreement is held to be invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible to give effect to the understanding of the parties expressed herein. This Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by the parties.

   4. The captions in this Agreement are for convenience only, and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

   5. Each party on whose behalf this Agreement is executed warrants that it has the full rights and authorization to enter into this Agreement and to grant the rights specified herein.

   6. This Agreement shall expire upon expiration of the last to expire Patent Right. This Agreement may be terminated by either Party if the other Party is in breach of a material term of this Agreement and such breach is not cured within ninety (90) days after delivery of written notice of such breach.

   7. In the event of a suit by any party arising out of this Agreement, if Roche brings such suit against Cetus or ECI the venue for such suit shall be in Amsterdam, the Netherlands, and if Cetus or ECI bring such suit the venue for such suit shall be in Basle, Switzerland.

   8. Roche will indemnify and hold Cetus, ECI and their directors, officers, employees, agents and shareholders harmless against any and all liability, damage, loss, cost or expense arising out of third party suits based upon or arising out of Roche's or Roche's Affiliates' commercial activities with respect to Licensed Roche IL-2 Product or Licensed Roche PEG IL-2 Product hereunder. Cetus and ECI, jointly and severally, will indemnify and hold
Roche and its directors, officers, employees, agents and shareholders harmless against any and all liability, damage, loss, cost or expense arising out of third party suits based upon or arising out of Cetus' or Cetus' Affiliates' commercial activities with respect to Licensed Cetus IL-2 Product hereunder. In the event either Party is sued or threatened with suit under circumstances that give rise to the indemnity obligations hereunder, then the sued or threatened Party shall promptly notify the other Party thereof, and at the other Party's cost, will permit the other Party's attorneys to handle and control such claims or suits and to provide counsel for such claims or suits. The sued or threatened Party may elect to be represented in such suit by counsel of its own choice at its own expense. It is understood that neither Party shall be obligated to indemnify and hold harmless the other Party for such other Party's negligent acts of commission or omission.

   9. The parties may each make a press release concerning this Agreement but agree that prior to making such release, they will submit the text thereof each to the other and make the release only after receiving approval from the other, which approval shall not be unreasonably withheld. For purposes of this paragraph, Cetus and ECI shall be entitled to rely on any approval of such a release by Hoffmann-La Roche Inc., and Roche shall be entitled to rely on any approval of such a release by Cetus.

   10. Any notice or communications required to be given hereunder shall be deemed to have been duly given if delivered to, or sent by prepaid first class mail, express mail or by telefax to the parties as follows:

                        To Roche:  F. HOFFMANN-LA ROCHE Ltd
                                   Grenzacherstrasse 124
                                   CH-4002 Basle, Switzerland
                                   Attn: Law Department
                                   Telefax: 00 41 61 681 06 69

      To Cetus:  CETUS CORPORATION
                 1400 - 53rd Street
                 Emeryville, California 94608
                 Attn: President
                 Telefax: 415-658-5239

      To ECI:    EuroCetus International, N.V.
                 Paasheuvelweg 30
                 1105 BJ
                 Amsterdam Southeast
                 The Netherlands
                 Attn: Managing Director
                 Telefax: 31-20-911461

or to such address as a party may subsequently request in writing.

   11. Except as contemplated by this Agreement, any information supplied by one Party to the other pursuant to, or in contemplation of, this Agreement (including without limitation projected or actual Net Sales information, the pendency of patent applications and the terms of this Agreement) shall be retained in confidence and not used or disclosed by the Party receiving such information (the "Receiving Party") during the term of this Agreement and for three (3) years thereafter. However, to the extent the Receiving Party has the obligation to report to a licensor, such information as is required may be supplied to such licensor of the Receiving Party with similar confidentiality restriction. The confidentiality obligations provided herein shall not apply to information which

       (a)  is or becomes known publicly through no fault of the Receiving
            Party;

       (b) is learned by the Receiving Party from a third party entitled to disclose it;

       (c) was already known by the Receiving Party at the time of disclosure hereunder as shown by prior written records of the Receiving Party;

       (d) is developed by the Receiving Party independently of information obtained or disclosed hereunder; or

       (e) is required to be disclosed under applicable law or regulation in the good faith opinion of the Receiving Party, in which case the other party will be notified in advance.

                    ARTICLE VI - RELATIONSHIP OF THE PARTIES

   1. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the parties.

                          ARTICLE VII - EFFECTIVE DATE

   1. This Agreement shall enter into force and effect as of the date first set forth above.


F. HOFFMANN-LA ROCHE LTD.                   CETUS CORPORATION


By                                          By  R. A. Fildes
   -------------------------------              ----------------------------
Title      Attorney-at-Law                  Title        President
      ----------------------------                --------------------------


                                            EUROCETUS INTERNATIONAL, N.V.

By                                          By  Michael Ostrach
   -------------------------------              -----------------------------
Title  Head of Corporate Licensing          Title      Managing Director
      ----------------------------                ---------------------------

                                     SCHEDULE A

                                    ECI TERRITORY


Albania
Andorra
Austria
Belgium
Bulgaria
Cyprus
Czechoslovakia
Denmark
Finland
France
Germany, East
Germany, West
Gibraltar
Greece
Hungary
Iceland
Ireland
Italy
Liechtenstein
Luxembourg
Maltga
Monaco
Netherlands
Norway
Poland
Portugal
Romania
San Marino
Spain
Sweden
Switzerland
Turkey
United Kingdom
United Soviet Socialist Republics
Vatican City
Yugoslavia
Africa
Middle East

                                    ATTACHMENT 1

                                 CETUS PATENT RIGHTS
                                 (Non-exclusive list)

ISSUED PATENTS

PATENT HOLDER      COUNTRY                  NUMBER          ISSUE DATE
- -------------      -------                  ------          ----------
                   (This Agreement
                   applies to foreign
                   equivalents of the
                   indicated U.S.
                   Patents.)

Cetus              United States            4,530,787        7/23/85

Cetus              United States            4,569,790        2/11/86

Cetus              United States            4,572,798        2/25/86

Cetus              United States            4,604,377        8/5/86

Cetus              United States            4,656,132        4/7/87

Cetus              United States            4,745,180        5/17/88

Cetus              United States            4,748,234        5/31/88

Also includes numerous applications and reissues, divisionals, continuations and foreign counterparts to such patents and patent applications.

                                  ATTACHMENT 2

                                  "PEG RIGHTS"
                              (Non-exclusive list)

ISSUED PATENTS

PATENT HOLDER        COUNTRY                 NUMBER        ISSUED DATE
- -------------        -------                 ------        -----------
                 (This Agreement applies
                 to foreign equivalents
                 of the indicated U.S.
                 Patents.)

Cetus            United States               4,766,106       8/23/88

Research Corp.   United States               4,179,337      12/18/79

Also includes reissues, divisionals, continuations and foreign counterparts of such patents.

Research Corp. patent rights are licensed for IL-2 to Cetus for the following territories: U.S., Canada, West Germany, France, U.K., Switzerland, Sweden, Japan.

                                   ATTACHMENT 3

                               ROCHE PATENT RIGHTS
                               (Non-exclusive list)

PATENTS

PATENT HOLDER        COUNTRY                  NUMBER      ISSUE DATE
- -------------        -------                  ------      ----------
Roche            *United States              4,490,289       12/84

Ajinomoto        *United States              4,738,927       4/19/88

Ajinomoto        Europe                      91539           7/13/88

PATENT APPLICATIONS                                      PUBLICATION DATE
- -------------------                                      ----------------


        [Confidential Treatment Requested]

*  This Agreement applies to foreign equivalents of the indicated
U.S. Patents.

Includes reissues, divisionals, continuations and foreign counterparts of such patents and applications.